Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports Third Quarter 2021 Results;

Updates Full Year 2021 Outlook; and Declares Quarterly Cash Dividend

Boca Raton, Florida, November 1, 2021 (BUSINESS NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended September 30, 2021.

Highlights of the third quarter include:

•	Net income of $47.8 million or $0.43 per share

•	AFFO per share increased 13.9% over the prior year period

•	Total revenue of $589.3 million, a 12.7% growth over the prior year period

•	Issued $1.79 billion of Tower Securities at a blended interest rate of 2.217% subsequent to quarter end

•	Repurchased 1.0 million shares cumulatively in the third quarter and subsequent to quarter end

In addition, the Company announced today that its Board of Directors has declared a quarterly cash dividend of $0.58 per share of the Company’s Class A Common Stock. The distribution is payable December 16, 2021 to the shareholders of record at the close of business on November 18, 2021.

“The increased level of US wireless carrier activity we experienced last quarter continued in the third quarter,” stated Jeffrey Stoops, President and CEO. “US wireless carrier activity continued at materially higher levels compared to the beginning of the year. Domestically, we produced record services revenue, surpassing our second quarter record, and our leasing and services backlogs reached new multi-year highs at quarter-end. While we expect some revenue recognition from third quarter leasing activity by year-end, contributing to our increased full-year 2021 Outlook, we anticipate the substantial majority will begin to be recognized in 2022. Based on our backlogs and conversations with our customers, we expect elevated domestic leasing activities to continue through 2022 and perhaps beyond. Internationally, our leasing results in the third quarter were once again solid and ahead of plan, as our international markets slowly but steadily return to pre-pandemic levels of activity. In addition to growth from increased customer activity and portfolio growth, sound cost controls, substantial stock repurchases and interest rate savings through refinancing a material portion of our debt have allowed us to increase our full-year outlook for AFFO per share and other key financial metrics. Our balance sheet remains strong, further strengthened by material refinancing success, and our net debt/ Adjusted EBITDA leverage remains within our target range. The combination of strong operating results, strong expected demand for the remainder of the year and excellent capital allocation and balance sheet management gives us great confidence for the remainder of 2021 and into 2022. In addition, pending and anticipated major spectrum auctions in the US and a few of our larger international markets provide additional optimism for heightened carrier activity for the foreseeable future.”

Operating Results

The table below details select financial results for the three months ended September 30, 2021 and comparisons to the prior year period.

	Q3 2021	Q3 2020	$ Change	% Change	% Change excluding FX (1)

Consolidated	($ in millions, except per share amounts)
Site leasing revenue	$535.5	$486.8	$48.7	10.0%	9.4%
Site development revenue	53.8	36.2	17.6	48.8%	48.8%
Tower cash flow (1)	428.1	396.8	31.3	7.9%	7.4%
Net income	47.8	22.6	25.2	111.5%	95.8%
Earnings per share - diluted	0.43	0.20	0.23	115.0%	100.0%
Adjusted EBITDA (1)	407.0	373.3	33.7	9.0%	8.5%
AFFO (1)	302.5	270.1	32.4	12.0%	11.3%
AFFO per share (1)	2.71	2.38	0.33	13.9%	13.4%

(1)	See the reconciliations and other disclosures under “Non-GAAP Financial Measures” later in this press release.

Total revenues in the third quarter of 2021 were $589.3 million compared to $522.9 million in the prior year period, an increase of 12.7%. Site leasing revenue in the third quarter of 2021 of $535.5 million was comprised of domestic site leasing revenue of $426.8 million and international site leasing revenue of $108.7 million. Domestic cash site leasing revenue in the third quarter of 2021 was $415.4 million compared to $389.6 million in the prior year period, an increase of 6.6%. International cash site leasing revenue in the third quarter of 2021 was $109.8 million compared to $96.5 million in the prior year period, an increase of 13.7%, or an increase of 10.4% on a constant currency basis. Site development revenues in the third quarter of 2021 were $53.8 million compared to $36.2 million in the prior year period, an increase of 48.8%.

Site leasing operating profit in the third quarter of 2021 was $436.8 million, an increase of 10.9% over the prior year period. Site leasing contributed 97.2% of the Company’s total operating profit in the third quarter of 2021. Domestic site leasing segment operating profit in the third quarter of 2021 was $361.5 million, an increase of 10.6% over the prior year period. International site leasing segment operating profit in the third quarter of 2021 was $75.3 million, an increase of 11.9% from the prior year period.

Tower Cash Flow in the third quarter of 2021 of $428.1 million was comprised of Domestic Tower Cash Flow of $351.4 million and International Tower Cash Flow of $76.7 million. Domestic Tower Cash Flow in the third quarter of 2021 increased 7.1% over the prior year period and International Tower Cash Flow increased 12.0% over the prior year period, or increased 8.8% on a constant currency basis. Tower Cash Flow Margin was 81.5% in the third quarter of 2021, as compared to 81.6% for the prior year period.

Net income in the third quarter of 2021 was $47.8 million, or $0.43 per share, and included a $45.0 million loss, net of taxes, on the currency-related remeasurement of U.S. dollar denominated intercompany loans with foreign subsidiaries. Net income in the third quarter of 2020 was $22.6 million, or $0.20 per share, and included a $25.4 million loss, net of taxes, on the currency-related remeasurement of U.S. dollar denominated intercompany loans with foreign subsidiaries.

Adjusted EBITDA in the third quarter of 2021 was $407.0 million, a 9.0% increase over the prior year period. Adjusted EBITDA Margin in the third quarter of 2021 was 70.3% compared to 71.5% in the prior year period.

Net Cash Interest Expense in the third quarter of 2021 was $88.3 million compared to $89.0 million in the prior year period, a decrease of 0.8%.

AFFO in the third quarter of 2021 was $302.5 million, a 12.0% increase over the prior year period. AFFO per share in the third quarter of 2021 was $2.71, a 13.9% increase over the prior year period.

Investing Activities

During the third quarter of 2021, SBA acquired 144 communication sites for total cash consideration of $57.1 million. SBA also built 87 towers during the third quarter of 2021. As of September 30, 2021, SBA owned or operated 34,072 communication sites, 17,322 of which are located in the United States and its territories, and 16,750 of which are located internationally. In addition, the Company spent $11.6 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the third quarter of 2021 were $92.9 million, consisting of $10.0 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $82.9 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, and purchasing land and easements).

Subsequent to the third quarter of 2021, the Company purchased or is under contract to purchase approximately 1,700 communication sites for an aggregate consideration of approximately $231.0 million in cash, including approximately 1,400 sites and approximately $175.0 million in cash relating to the previously announced deal to acquire towers from Airtel Tanzania. The Company anticipates that these acquisitions will be consummated by the end of the second quarter of 2022 and that the Airtel Tanzania transaction will close in stages starting in the fourth quarter of this year.

Financing Activities and Liquidity

SBA ended the third quarter of 2021 with $11.9 billion of total debt, $7.8 billion of total secured debt, $252.3 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $11.7 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.2x and 4.7x, respectively.

On October 14, 2021, the Company repaid the entire aggregate principal amount of the 2013-2C Tower Securities ($575.0 million) which had an anticipated repayment date of April 11, 2023.

On October 27, 2021, the Company, through an existing trust, issued $895.0 million of 1.840% Secured Tower Revenue Securities Series 2021-2C which have an anticipated repayment date of April 9, 2027 and a final maturity date of October 10, 2051 (the “2021-2C Tower Securities”) and $895.0 million of 2.593% Secured Tower Revenue Securities Series 2021-3C which have an anticipated repayment date of October 9, 2031 and a final maturity date of October 10, 2056 (the “2021-3C Tower Securities”). The aggregate $1.79 billion of 2021-2C Tower Securities and 2021-3C Tower Securities have a blended interest rate of 2.217% and a weighted average life through the anticipated repayment date of 7.8 years. Net proceeds from this offering were used to repay amounts outstanding under the Revolving Credit Facility and remaining proceeds will be used to redeem the entire aggregate principal amount of the 2016 Senior Notes ($1.1 billion) and to pay all premiums and costs associated with such redemption.

As of the date of this press release, the Company had no amounts outstanding under the $1.5 billion Revolving Credit Facility.

During the third quarter of 2021, the Company repurchased 0.4 million shares of its Class A common stock for $150.0 million at an average price per share of $340.70 under its $1.0 billion stock repurchase plan. Subsequent to September 30, 2021, the Company repurchased 0.6 million shares of its Class A common stock for $200.0 million, at an average price per share of $332.72. Shares repurchased were retired. After these repurchases, the Company had $125.1 million of authorization remaining under the plan. On October 28, 2021, the Company’s Board of Directors authorized a new $1.0 billion stock repurchase plan, replacing the prior plan authorized on November 2, 2020. This new plan authorized the Company to purchase, from time to time, up to $1.0 billion of our outstanding

Class A common stock through open market repurchases in compliance with Rule 10b-18 under the Exchange Act and/or in privately negotiated transactions at management’s discretion based on market and business conditions, applicable legal requirements and other factors. Shares repurchased will be retired. The new plan has no time deadline and will continue until otherwise modified or terminated by the Company’s Board of Directors at any time in its sole discretion. As of the date of this filing, the Company had the full $1.0 billion of authorization remaining under the new plan.

In the third quarter of 2021, the Company declared and paid a cash dividend of $63.6 million.

Outlook

The Company is updating its full year 2021 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s full year 2021 Outlook assumes the acquisitions of only those communication sites under contract and anticipated to close at the time of this press release. The Company may spend additional capital in 2021 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2021 guidance. The Outlook also does not contemplate any additional repurchases of the Company’s stock during 2021, although the Company may ultimately spend capital to repurchase additional stock during the remainder of the year.

The Company’s Outlook assumes an average foreign currency exchange rate of 5.60 Brazilian Reais to 1.0 U.S. Dollar, 1.25 Canadian Dollars to 1.0 U.S. Dollar, and 15.20 South African Rand to 1.0 U.S. Dollar for the fourth quarter of 2021.

(in millions, except per share amounts)	Full Year 2021			Change from August 2, 2021 Outlook (7)	Change from August 2, 2021 Outlook Excluding FX
Site leasing revenue (1)	$2,095.0	to	$2,105.0	$10.0	$13.5
Site development revenue	$195.0	to	$205.0	$10.0	$10.0
Total revenues	$2,290.0	to	$2,310.0	$20.0	$23.5
Tower Cash Flow (2)	$1,686.0	to	$1,696.0	$4.0	$6.0
Adjusted EBITDA (2)	$1,599.0	to	$1,609.0	$8.0	$10.0
Net cash interest expense (3)	$349.0	to	$354.0	$(4.5)	$(4.5)
Non-discretionary cash capital expenditures (4)	$36.0	to	$42.0	$(1.0)	$(1.5)
AFFO (2)	$1,173.0	to	$1,196.0	$11.5	$14.0
AFFO per share (2) (5)	$10.55	to	$10.76	$0.14	$0.16
Discretionary cash capital expenditures (6)	$1,425.0	to	$1,435.0	$(30.0)	$(29.0)

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	See the reconciliation of this non-GAAP financial measure presented below under “Non-GAAP Financial Measures.”
(3)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(4)	Consists of tower maintenance and general corporate capital expenditures.
(5)

Outlook for AFFO per share is calculated by dividing the Company’s outlook for AFFO by an assumed weighted average number of diluted common shares of 111.2 million. Our Outlook does not include the impact of any potential future repurchases of the Company’s stock during 2021.

(6)

Consists of new tower builds, tower augmentations, communication site acquisitions and ground lease purchases. Does not include expenditures for acquisitions of revenue producing assets not under contract at the date of this press release.

(7)	Changes from prior outlook are measured based on the midpoint of outlook ranges provided.

Conference Call Information

SBA Communications Corporation will host a conference call on Monday, November 1, 2021 at 5:00 PM (EDT) to discuss the quarterly results. The call may be accessed as follows:

When:	Monday, November 1, 2021 at 5:00 PM (EDT)
Dial-in Number:	(877) 226-8189
Access Code:	7051615
Conference Name:	SBA Third quarter 2021 results
Replay Available:	November 1, 2021 at 11:00 PM to November 15, 2021 at 12:00 AM (TZ: Eastern)
Replay Number:	(866) 207-1041 – Access Code: 7939805
Internet Access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release and our earnings call include forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) customer activity and demand for the Company’s wireless communications infrastructure during 2021 and thereafter, (ii) the Company’s backlog, the impact of that backlog on future leasing activity and timing for the Company’s recognition of revenue from third quarter leasing activity, (iii) the Company’s future capital allocation and its impact on the Company’s financial results during 2021 and into 2022, (iv) the Company’s financial and operational performance in 2021, including the Company’s increased full year financial and operational guidance and the assumptions and drivers contributing to its increased full year guidance, (v) the timing of closing for currently pending acquisitions, including from Airtel Tanzania, (vi) pending and anticipated spectrum auctions in the U.S. and international markets and their impact on future customer activity, and (vii) foreign exchange rates and their impact on the Company’s financial and operational guidance.

The Company wishes to caution readers that these forward-looking statements may be affected by the risks and uncertainties in the Company’s business as well as other important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to identify and acquire sites at prices and upon terms that will provide accretive portfolio growth; (3) the Company’s ability to accurately identify and manage any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates, including its ability to realize anticipated benefits under the new Verizon agreement; (5) the impact of continued consolidation among wireless service providers in the U.S. and internationally, including the impact of the completed T-Mobile and Sprint merger, on the Company’s leasing revenue; (6) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business while seeking to attain its investment goals; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, South Africa, Tanzania, and in other international markets; (11) the ability of Dish to become and compete as a nationwide carrier; (12) the Company’s ability to obtain future financing at commercially reasonable rates or at all; (13) the ability of the Company to achieve its long-term stock repurchases strategy, which will depend, among other things, on the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions; (14) the Company’s ability to achieve the new builds targets included in its anticipated annual portfolio growth goals, which will depend, among other things, on obtaining zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build additional towers in 2021; (15) the extent and duration of the impact of the COVID-19 crisis on the global economy, on the Company’s business and results of operations, and on foreign currency exchange rates; and (16) the Company’s ability to meet its total portfolio growth, which will depend, in addition to the new build risks, on the availability of sufficient towers for sale to meet our targets, competition from third parties for such acquisitions and our ability to negotiate the terms of, and acquire, these potential tower portfolios on terms that meet our internal return criteria. With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition and its ability to accurately anticipate the future performance of the acquired towers, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration. With respect to the repurchases under the Company’s stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes. With respect to the acquisition from Airtel Tanzania, these factors also include a variety of factors outside of the Company’s control, including the accuracy of the information provided to the Company, the health of the Tanzania economy and wireless communications market, and the willingness of carriers to invest in their networks in that market. Furthermore, the Company’s forward-looking statements and its 2021 outlook assumes that the Company continues to qualify for treatment as a REIT for U.S. federal income tax purposes and that the Company’s business is currently operated in a manner that complies with the REIT rules and that it will be able to continue to comply with and conduct its business in accordance with such rules. In addition, these forward-looking statements and the information in this press release is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 25, 2021.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America and South Africa. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in thousands, except per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2021	2020	2021	2020
Revenues:
Site leasing	$535,492	$486,765	$1,564,814	$1,461,523
Site development	53,813	36,175	148,882	85,708

Total revenues	589,305	522,940	1,713,696	1,547,231

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	98,666	92,722	289,510	280,120
Cost of site development	41,357	28,797	116,172	68,417
Selling, general, and administrative expenses (1)	51,000	48,152	156,546	146,856
Acquisition and new business initiatives related adjustments and expenses	5,730	4,124	17,525	12,557
Asset impairment and decommission costs	9,860	8,506	18,560	29,103
Depreciation, accretion, and amortization	170,916	180,302	530,266	541,587

Total operating expenses	377,529	362,603	1,128,579	1,078,640

Operating income	211,776	160,337	585,117	468,591

Other income (expense):
Interest income	945	756	2,124	2,340
Interest expense	(89,199)	(89,791)	(269,839)	(281,329)
Non-cash interest expense	(11,820)	(8,323)	(35,436)	(13,066)
Amortization of deferred financing fees	(4,934)	(4,883)	(14,690)	(15,211)
Loss from extinguishment of debt, net	—	(2,599)	(13,672)	(19,463)
Other expense, net	(69,804)	(42,262)	(49,390)	(300,144)

Total other expense, net	(174,812)	(147,102)	(380,903)	(626,873)

Income (loss) before income taxes	36,964	13,235	204,214	(158,282)
Benefit (provision) for income taxes	10,834	9,441	(15,494)	76,143

Net income (loss)	47,798	22,676	188,720	(82,139)
Net (income) loss attributable to noncontrolling interests	—	(108)	—	461

Net income (loss) attributable to SBA Communications Corporation	$47,798	$22,568	$188,720	$(81,678)

Net income (loss) per common share attributable to SBA Communications Corporation:
Basic	$0.44	$0.20	$1.72	$(0.73)

Diluted	$0.43	$0.20	$1.70	$(0.73)

Weighted average number of common shares
Basic	109,577	111,783	109,487	111,809

Diluted	111,565	113,703	111,329	111,809

(1)

Includes non-cash compensation of $16,589 and $16,606 for the three months ended September 30, 2021 and 2020, respectively, and $57,249 and $50,291 for the nine months ended September 30, 2021 and 2020, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	September 30,	December 31,
	2021	2020
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$187,806	$308,560
Restricted cash	63,736	31,671
Accounts receivable, net	76,076	74,088
Costs and estimated earnings in excess of billings on uncompleted contracts	40,860	34,796
Prepaid expenses and other current assets	35,310	23,875

Total current assets	403,788	472,990
Property and equipment, net	2,580,262	2,677,326
Intangible assets, net	2,906,855	3,156,150
Operating lease right-of-use assets, net	2,297,372	2,369,358
Acquired and other right-of-use assets, net	965,780	4,202
Other assets	514,025	477,992

Total assets	$9,668,082	$9,158,018

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$34,790	$109,969
Accrued expenses	69,973	63,031
Current maturities of long-term debt	24,000	24,000
Deferred revenue	184,340	113,117
Accrued interest	26,477	54,350
Current lease liabilities	238,706	236,037
Other current liabilities	13,738	14,297

Total current liabilities	592,024	614,801
Long-term liabilities:
Long-term debt, net	11,822,536	11,071,796
Long-term lease liabilities	2,013,097	2,094,363
Other long-term liabilities	183,553	186,246

Total long-term liabilities	14,019,186	13,352,405
Redeemable noncontrolling interests	15,177	15,194
Shareholders’ deficit:
Preferred stock - par value $0.01, 30,000 shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, par value $0.01, 400,000 shares authorized, 109,480 shares and 109,819 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	1,095	1,098
Additional paid-in capital	2,711,934	2,586,130
Accumulated deficit	(6,890,822)	(6,604,028)
Accumulated other comprehensive loss, net	(780,512)	(807,582)

Total shareholders’ deficit	(4,958,305)	(4,824,382)

Total liabilities, redeemable noncontrolling interests, and shareholders’ deficit	$9,668,082	$9,158,018

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited) (in thousands)

	For the three months
	ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$47,798	$22,676
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, accretion, and amortization	170,916	180,302
Loss on remeasurement of U.S. dollar denominated intercompany loans	67,626	38,605
Non-cash compensation expense	17,111	17,057
Non-cash asset impairment and decommission costs	9,502	8,514
Loss from extinguishment of debt	—	2,599
Deferred income tax benefit	(16,913)	(15,397)
Other non-cash items reflected in the Statements of Operations	20,896	18,361
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	(12,953)	14,145
Prepaid expenses and other assets	(22,995)	(4,550)
Operating lease right-of-use assets, net	29,722	28,911
Accounts payable and accrued expenses	5,312	1,579
Accrued interest	(39,915)	(16,536)
Long-term lease liabilities	(29,113)	(25,371)
Other liabilities	5,998	19,595

Net cash provided by operating activities	252,992	290,490

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(57,903)	(80,864)
Capital expenditures	(34,976)	(28,392)
Net purchases of investments	—	171,759
Other investing activities	(133)	(1,911)

Net cash (used in) provided by investing activities	(93,012)	60,592

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under Revolving Credit Facility	(85,000)	—
Proceeds from issuance of Tower Securities, net of fees	—	1,336,003
Repayment of Tower Securities	—	(1,200,000)
Payment of dividends on common stock	(63,563)	(52,028)
Proceeds from employee stock purchase/stock option plans, net of taxes	36,987	12,967
Termination of interest rate swap	—	(176,200)
Repurchase and retirement of common stock	(115,421)	(175,658)
Other financing activities	(9,785)	(7,213)

Net cash used in financing activities	(236,782)	(262,129)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(7,609)	(4,618)
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(84,411)	84,335
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH:
Beginning of period	338,810	251,638

End of period	$254,399	$335,973

Selected Capital Expenditure Detail

	For the three	For the nine
	months ended	months ended
	September 30, 2021	September 30, 2021

	(in thousands)
Construction and related costs on new builds	$16,553	$39,140
Augmentation and tower upgrades	8,434	22,871
Non-discretionary capital expenditures:
Tower maintenance	8,952	25,244
General corporate	1,037	3,096

Total non-discretionary capital expenditures	9,989	28,340

Total capital expenditures	$34,976	$90,351

Communication Site Portfolio Summary

	Domestic	International	Total
Sites owned at June 30, 2021	17,306	16,548	33,854
Sites acquired during the third quarter	23	121	144
Sites built during the third quarter	—	87	87
Sites decommissioned/reclassified during the third quarter	(7)	(6)	(13)

Sites owned at September 30, 2021	17,322	16,750	34,072

Segment Operating Profit and Segment Operating Profit Margin

Domestic site leasing and International site leasing are the two segments within our site leasing business. Segment operating profit is a key business metric and one of our two measures of segment profitability. The calculation of Segment operating profit for each of our segments is set forth below.

	Domestic Site Leasing		Int’l Site Leasing		Site Development
	For the three months		For the three months		For the three months
	ended September 30,		ended September 30,		ended September 30,
	2021	2020	2021	2020	2021	2020

	(in thousands)
Segment revenue	$426,758	$390,961	$108,734	$95,804	$53,813	$36,175
Segment cost of revenues (excluding depreciation, accretion, and amort.)	(65,260)	(64,228)	(33,406)	(28,494)	(41,357)	(28,797)

Segment operating profit	$361,498	$326,733	$75,328	$67,310	$12,456	$7,378

Segment operating profit margin	84.7%	83.6%	69.3%	70.3%	23.1%	20.4%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin; (ii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iii) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); and (v) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”).

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition.

Specifically, we believe that:

(1)    Cash Site Leasing Revenue and Tower Cash Flow are useful indicators of the performance of our site leasing operations;

(2)     Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by excluding the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of REITs. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance;

(3)    FFO, AFFO and AFFO per share, which are metrics used by our public company peers in the communication site industry, provide investors useful indicators of the financial performance of our business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO, and AFFO per share are also used to address questions we receive from analysts and investors who routinely assess our operating performance on the basis of these performance measures, which are considered industry standards. We believe that FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion and asset impairment and decommission costs). We believe that AFFO and AFFO per share help investors or other interested parties meaningfully evaluate our financial performance as they include (1) the impact of our capital structure (primarily interest expense on our outstanding debt) and (2) sustaining capital expenditures and exclude the impact of (1) our asset base (primarily depreciation, amortization and accretion and asset impairment and decommission costs) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods and the non-cash portion of our reported tax provision. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. We only use AFFO as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment. We believe our definition of FFO is consistent with how that term is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and that our definition and use of AFFO and AFFO per share is consistent with those reported by the other communication site companies;

(4)    Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity and, to the extent that such measures are calculated on Net Debt are net of our cash and cash equivalents, short-term restricted cash, and short-term investments; and

(5)     Our Constant Currency Measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign currency exchange rate fluctuations.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 2016 Senior Notes, 2020 Senior Notes, and 2021 Senior Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

Financial Metrics after Eliminating the Impact of Changes In Foreign Currency Exchange Rates

We eliminate the impact of changes in foreign currency exchange rates for each of the financial metrics listed in the table below by dividing the current period’s financial results by the average monthly exchange rates of the prior year period, and by eliminating the impact of the remeasurement of our intercompany loans. The table below provides the reconciliation of the reported growth rate year-over-year of each of such measures to the growth rate after eliminating the impact of changes in foreign currency exchange rates to such measure.

	Third quarter
	2021 year	Foreign	Growth excluding
	over year	currency	foreign
	growth rate	impact	currency impact
Total site leasing revenue	10.0%	0.6%	9.4%
Total cash site leasing revenue	8.0%	0.6%	7.4%
Int’l cash site leasing revenue	13.7%	3.3%	10.4%
Total site leasing segment operating profit	10.9%	0.6%	10.3%
Int’l site leasing segment operating profit	11.9%	3.1%	8.8%
Total site leasing tower cash flow	7.9%	0.5%	7.4%
Int’l site leasing tower cash flow	12.0%	3.2%	8.8%
Net income	111.5%	15.7%	95.8%
Earnings per share - diluted	115.0%	15.0%	100.0%
Adjusted EBITDA	9.0%	0.5%	8.5%
AFFO	12.0%	0.7%	11.3%
AFFO per share	13.9%	0.5%	13.4%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The table below sets forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months		For the three months		For the three months
	ended September 30,		ended September 30,		ended September 30,
	2021	2020	2021	2020	2021	2020

	(in thousands)
Site leasing revenue	$426,758	$390,961	$108,734	$95,804	$535,492	$486,765
Non-cash straight-line leasing revenue	(11,408)	(1,343)	1,016	708	(10,392)	(635)

Cash site leasing revenue	415,350	389,618	109,750	96,512	525,100	486,130
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(65,260)	(64,228)	(33,406)	(28,494)	(98,666)	(92,722)
Non-cash straight-line ground lease expense	1,346	2,888	388	487	1,734	3,375

Tower Cash Flow	$351,436	$328,278	$76,732	$68,505	$428,168	$396,783

Tower Cash Flow Margin	84.6%	84.3%	69.9%	71.0%	81.5%	81.6%

Forecasted Tower Cash Flow for Full Year 2021

The table below sets forth the reconciliation of forecasted Tower Cash Flow set forth in the Outlook section to its most comparable GAAP measurement for the full year 2021:

	Full Year 2021
	(in millions)
Site leasing revenue	$2,095.0	to	$2,105.0
Non-cash straight-line leasing revenue	(32.5)	to	(27.5)

Cash site leasing revenue	2,062.5	to	2,077.5
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(382.0)	to	(392.0)
Non-cash straight-line ground lease expense	5.5	to	10.5

Tower Cash Flow	$1,686.0	to	$1,696.0

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement.

	For the three months
	ended September 30,
	2021	2020

	(in thousands)
Net income	$47,798	$22,676
Non-cash straight-line leasing revenue	(10,392)	(635)
Non-cash straight-line ground lease expense	1,734	3,375
Non-cash compensation	17,111	17,057
Loss from extinguishment of debt, net	—	2,599
Other expense, net	69,804	42,262
Acquisition and new business initiatives related adjustments and expenses	5,730	4,124
Asset impairment and decommission costs	9,860	8,506
Interest income	(945)	(756)
Total interest expense (1)	105,953	102,997
Depreciation, accretion, and amortization	170,916	180,302
Benefit for taxes (2)	(10,605)	(9,206)

Adjusted EBITDA	$406,964	$373,301

Annualized Adjusted EBITDA (3)	$1,627,856	$1,493,204

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)

For the three months ended September 30, 2021 and 2020, these amounts included $229 and $235, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months
	ended September 30,
	2021	2020

	(in thousands)
Total revenues	$589,305	$522,940
Non-cash straight-line leasing revenue	(10,392)	(635)

Total revenues minus non-cash straight-line leasing revenue	$578,913	$522,305

Adjusted EBITDA	$406,964	$373,301

Adjusted EBITDA Margin	70.3%	71.5%

Forecasted Adjusted EBITDA for Full Year 2021

The table below sets forth the reconciliation of the forecasted Adjusted EBITDA set forth in the Outlook section to its most comparable GAAP measurement for the full year 2021:

	Full Year 2021
	(in millions)
Net income	$245.0	to	$281.0
Non-cash straight-line leasing revenue	(32.5)	to	(27.5)
Non-cash straight-line ground lease expense	5.5	to	10.5
Non-cash compensation	79.5	to	74.5
Loss from extinguishment of debt, net	39.0	to	40.0
Other expense, net	62.0	to	57.0
Acquisition and new business initiatives related adjustments and expenses	26.5	to	21.5
Asset impairment and decommission costs	28.0	to	23.0
Interest income	(4.5)	to	(1.5)
Total interest expense (1)	424.5	to	417.5
Depreciation, accretion, and amortization	699.5	to	689.5
Provision for taxes (2)	26.5	to	23.5

Adjusted EBITDA	$1,599.0	to	$1,609.0

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	Includes projections for franchise taxes and gross receipts taxes, which will be reflected in the Statement of Operations in Selling, general, and administrative expenses.

Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share

The table below sets forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement.

	For the three months
	ended September 30,
(in thousands, except per share amounts)	2021	2020
Net income	$47,798	$22,676
Real estate related depreciation, amortization, and accretion	169,881	179,265
Asset impairment and decommission costs	9,860	8,506

FFO	$227,539	$210,447
Adjustments to FFO:
Non-cash straight-line leasing revenue	(10,392)	(635)
Non-cash straight-line ground lease expense	1,734	3,375
Non-cash compensation	17,111	17,057
Adjustment for non-cash portion of tax benefit	(16,865)	(15,397)
Non-real estate related depreciation, amortization, and accretion	1,035	1,037
Amortization of deferred financing costs and debt discounts and non-cash interest expense	16,754	13,206
Loss from extinguishment of debt, net	—	2,599
Other expense, net	69,804	42,262
Acquisition and new business initiatives related adjustments and expenses	5,730	4,124
Non-discretionary cash capital expenditures	(9,989)	(7,989)

AFFO	$302,461	$270,086

Weighted average number of common shares (1)	111,565	113,703

AFFO per share	$2.71	$2.38

(1)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Forecasted AFFO for the Full Year 2021

The table below sets forth the reconciliation of the forecasted AFFO and AFFO per share set forth in the Outlook section to its most comparable GAAP measurement for the full year 2021:

(in millions, except per share amounts)	Full Year 2021
Net income	$245.0	to	$281.0
Real estate related depreciation, amortization, and accretion	692.0	to	687.0
Asset impairment and decommission costs	28.0	to	23.0

FFO	$965.0	to	$991.0
Adjustments to FFO:
Non-cash straight-line leasing revenue	(32.5)	to	(27.5)
Non-cash straight-line ground lease expense	5.5	to	10.5
Non-cash compensation	79.5	to	74.5
Adjustment for non-cash portion of tax provision	(3.0)	to	(3.0)
Non-real estate related depreciation, amortization, and accretion	7.5	to	2.5
Amortization of deferred financing costs and debt discounts and non-cash interest expense	65.5	to	65.5
Loss from extinguishment of debt, net	39.0	to	40.0
Other expense, net	62.0	to	57.0
Acquisition and new business initiatives related adjustments and expenses	26.5	to	21.5
Non-discretionary cash capital expenditures	(42.0)	to	(36.0)

AFFO	$1,173.0	to	$1,196.0

Weighted average number of common shares (1)	111.2	to	111.2

AFFO per share	$10.55	to	$10.76

(1)	Our assumption for weighted average number of common shares does not contemplate any additional repurchases of the Company’s stock during 2021.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

September 30,
2021
(in thousands)
2013-2C Tower Securities	$575,000
2014-2C Tower Securities	620,000
2018-1C Tower Securities	640,000
2019-1C Tower Securities	1,165,000
2020-1C Tower Securities	750,000
2020-2C Tower Securities	600,000
2021-1C Tower Securities	1,165,000
2018 Term Loan	2,322,000

Total secured debt	7,837,000
2016 Senior Notes	1,100,000
2020 Senior Notes	1,500,000
2021 Senior Notes	1,500,000

Total unsecured debt	4,100,000

Total debt	$11,937,000

Leverage Ratio
Total debt	$11,937,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(252,341)

Net debt	$11,684,659

Divided by: Annualized Adjusted EBITDA	$1,627,856

Leverage Ratio	7.2x

Secured Leverage Ratio
Total secured debt	$7,837,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(252,341)

Net Secured Debt	$7,584,659

Divided by: Annualized Adjusted EBITDA	$1,627,856

Secured Leverage Ratio	4.7x